K. R. MARGETSON LTD.

Chartered Professional Accountant

331 East 5th Street
North Vancouver BC, V7L 1M1
Canada
keith@krmargetson.com

Fax: 1.855.603.3228
Tell: 604.220.7704

September 17, 2020

Office of the Chief Accountant
Securities and Exchange Commission
100F Street, NE
Washington, DC 20549

Dear Sirs/Madames:

I have read the statements by Marizyme, Inc. which were provided to me and which I understand will be filed with the Commission pursuant to Item 4.01 on its Form 8-K, regarding my dismission as their certifying accountant. I agree with the statements concerning my firm in such Current Report on Form 8-K.

I have no basis to agree or disagree with other statements made under Item 4.01.

I hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Yours truly,

/s/ K. R. Margetson Ltd., CPA